Exhibit 5.1

Harney Westwood & Riegels
3501 The Center
99 Queen’s Road Central
Hong Kong
Tel: +852 5806 7800
Fax: +852 5806 7810

1 December 2025

raymond.ng@harneys.com

+852 5806 7883

064607-0001-RLN

K-Tech Solutions Company Limited

Craigmuir Chambers, Road Town

Tortola, VG 1110

British Virgin Islands

Dear Sir or Madam

K-Tech Solutions Company Limited (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands advisers to the Company in connection with the Company’s registration statement on Form S-8 (the Registration Statement), including all amendments or supplements thereto, to be filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on or about the date of this opinion, relating to the registration of 3,300,000 class A ordinary shares of par value US$0.0001 per share (the Plan Shares), being the Class A Ordinary Shares authorised for issue under the Company’s 2025 equity incentive plan (the Plan).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a BVI business company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | JP Engwirda | Y Fan | SG Gray | PM Kay | MW Kwok | IN Mann

BP McCosker | R Ng | PJ Sephton614468623.2

Anguilla | Bermuda | British Virgin Islands Cayman Islands | Cyprus | Hong Kong | Jersey London | Luxembourg | Shanghai | Singapore harneys.com

2	Maximum Number of Authorized Shares. Based on our review of the M&A (as defined in Schedule 1), the Company is authorized to issue up to a maximum of 500,000,000 ordinary shares with a par value of US$0.0001, comprising (i) 495,500,000 class A ordinary shares of par value of US$0.0001 each and (ii) 4,500,000 class B ordinary shares of par value of US$0.0001 each.

3	Valid Issuance of Shares. The allotment and issuance of the Plan Shares as contemplated in the Registration Statement and the Plan have been duly authorised and, when allotted, issued and fully paid for in accordance with the Plan and the M&A (as defined in Schedule 1), and when the name(s) of the shareholder(s) are entered into the register of members of the Company, the Plan Shares will be validly issued, fully paid and non-assessable.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	the certificate of incorporation of the Company dated 2 December 2024 and the amended and restated memorandum and articles of association of the Company adopted by the shareholders’ resolutions of the Company dated 15 May 2025 and filed on 16 May 2025 (the M&A), which our searches dated 21 November 2025 indicated were not subsequently amended;

2	the register of directors of the Company provided to us on 24 November 2025;

3	a copy of the unanimous written resolutions of the directors of the Company dated 25 November 2025 (the Resolutions);

4	a certificate of good standing in respect of the Company issued by the Registrar of Corporate Affairs dated 25 November 2025;

5	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 21 November 2025;

6	the records of proceedings on file with, and available for inspection on 21 November 2025 at the High Court of Justice, British Virgin Islands;

7	a copy of the certificate from a director of the Company dated 25 November 2025 (the Director’s Certificate); and

8	the Registration Statement filed with the Commission on 26 November 2025,

(1 to 7 above are the Corporate Documents, and 1 to 8 above are the Documents).

Schedule 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies .

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the memorandum and articles of association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, it must pay its annual licence fees to the Registrar of Corporate Affairs, and comply with its mandated statutory obligations.

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, Revised Edition 2020.

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